UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 30, 2016

Date of Report: (Date of earliest event reported)

Cyanotech Corporation

(Exact name of registrant as specified in its charter)

NEVADA	000-14602	91-1206026
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		Number)

73-4460 Queen Kaahumanu Highway, Suite #102, Kailua Kona, HI 96740

(Address of principal executive offices)

(808) 326-1353

(Registrant’s telephone number)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 30, 2016, the Revolving Credit Agreement (the “Credit Agreement”), which Cyanotech Corporation (the “Company”) and First Foundation Bank (the “Bank”) entered into on June 3, 2016, became effective after the Company and the Bank received the necessary approvals from the State of Hawaii to secure a lien on the Company’s leasehold property in Kona. The Credit Agreement allows the Company to borrow up to $2,000,000 on a revolving basis. Borrowings under the Credit Agreement bear interest at the Wall Street Journal prime rate + 2%, floating. The Credit Agreement’s initial term expires on August 30, 2017, and the term may be extended at the Bank’s sole discretion. The Credit Agreement includes various covenants which, among other things, require the Company to maintain minimum amounts of tangible net worth, debt/worth ratio, and debt service coverage, each as defined in the Credit Agreement. The Credit Agreement also contains standard acceleration provisions in the event of a default by the Company. Proceeds from the revolving line will initially be used to repay a $600,000 short-term loan from First Foundation Bank.

The Credit Agreement grants the Bank the following security interests in the Company’s property: (a) a lien on the Company’s leasehold interest in its Kona facility; (b) an assignment of the Company’s interest in leases and rents on its Kona facility; and (c) a security interest in all fixtures, furnishings and equipment related to or used by the Company at the Kona facility. Each security interest is further subject to the terms of the Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Reference is made to the disclosures set for in Item 1.01 above, which are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Revolving Credit Agreement, by and between First Foundation Bank and the Company, dated June 3, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYANOTECH CORPORATION

Dated: September 1, 2016	/s/ Jolé Deal
	By:	Jolé Deal
Vice President – Finance and
Administration, Chief Financial
Officer, Treasurer and Secretary